Exhibit 3(a)

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

INVACARE CORPORATION

ARTICLE I

The name of the Corporation shall be Invacare Corporation.

ARTICLE II

The principal office of the Corporation shall be located in Elyria, Lorain County, Ohio.

ARTICLE III

The purposes of the Corporation shall be:

(1) To manufacture, assemble, sell, lease, and distribute wheelchairs, patient aids and other health care products of every kind and nature; and

(2) To enter into, promote or conduct any other kind of business, contract or undertaking permitted to corporations for profit organized under the General Corporation Law of the State of Ohio, to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio, and, in connection therewith, to exercise all express and incidental powers normally permitted such corporations.

ARTICLE IV

The authorized number of shares of capital stock of the Corporation shall be One Hundred Twelve Million Three Hundred Thousand (112,300,000), of which One Hundred Million (100,000,000) shall be Common Shares, without par value, Twelve Million (12,000,000) shall be Class B Common Shares, without par value, and Three Hundred Thousand (300,000) shall be Serial Preferred Shares, without par value.

SUBDIVISION A

Provisions Applicable to Serial Preferred Shares

The Serial Preferred Shares may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. The Board of Directors, in such resolution or resolutions (a copy of which shall be filed and recorded as required by law), is also expressly authorized to fix:

(a) The distinctive serial designations and the division of such shares into series and the number of shares of a particular series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed, filed and recorded as required by law;

(b) The annual dividend rate for the particular series, and the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on shares of the particular series shall be cumulative;

(c) The redemption price or prices, if any, for the particular series;

(d) The right, if any, of the holders of a particular series to convert such stock into other classes of shares (except for Class B Common Shares), and the terms and conditions of such conversions; and

(e) The obligation, if any, of the Corporation to purchase and retire and redeem shares of a particular series as a sinking fund or redemption or purchase account, the terms thereof and the redemption price or prices per share for such series redeemed pursuant to the sinking fund or redemption or purchase account.

All shares of any one series of Serial Preferred Shares shall be alike in every particular and all series shall rank equally and be identical in all respects except insofar as they may vary with respect to the matters which the Board of Directors is hereby expressly authorized to determine in the resolution or resolutions providing for the issue of any series of the Serial Preferred Shares.

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, then before any distribution or payment shall have been made to the holders of the Common Shares or the Class B Common Shares, the holders of the Serial Preferred Shares of each series shall be entitled to be paid, or to have set apart in trust for payment, an amount from the net assets of the Corporation equal to that stated and expressed in the resolution or resolutions adopted by the Board of Directors which provide for the issue of such series, respectively. The remaining net assets of the Corporation shall be distributed solely among the holders of the Common Shares and the Class B Common Shares according to their respective shares.

The holders of Serial Preferred Shares shall be entitled to one vote for each Serial Preferred Share upon all matters presented to the shareholders, and, except as otherwise provided by the Second Amended and Restated Articles of Incorporation or required by law, the holders of Serial Preferred Shares, the holders of Common Shares and the holders of Class B Common Shares shall vote together as one class on all matters. No adjustment of the voting rights of holders of Serial Preferred Shares shall be made in the event of an increase or decrease in the number of Common Shares or Class B Common Shares authorized or issued or in the event of a stock split or combination of the Common Shares or Class B Common Shares or in the event of a stock dividend on any class of stock payable solely in Common Shares or Class B Common Shares.

The affirmative vote of the holders of at least two-thirds of the Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary to adopt any amendment to the Second Amended and Restated Articles of Incorporation (but so far as the holders of Serial Preferred Shares are concerned, such amendment may be adopted with such vote) which:

(i) changes issued shares of Serial Preferred Shares of all series then outstanding into a lesser number of shares of the Corporation of the same class and series or into the same or a different number of shares of the Corporation of any other class or series; or

(ii) changes the express terms of the Serial Preferred Shares in any manner substantially prejudicial to the holders of all series thereof then outstanding; or

(iii) authorizes shares of any class, or any security convertible into shares of any class, or authorizes the conversion of any security into shares of any class, ranking prior to the Serial Preferred Shares; or

(iv) changes the express terms of issued shares of any class ranking prior to the Serial Preferred Shares in any manner substantially prejudicial to the holders of all series of Serial Preferred Shares then outstanding;

and the affirmative vote of the holders of at least two-thirds of the shares of each affected series of Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of each affected series of Serial Preferred Shares shall vote separately as a series, shall be necessary to adopt any amendment to the Second Amended and Restated Articles of Incorporation (but so far as the holders of each such series of Serial Preferred Shares are concerned, such amendment may be adopted with such vote) which:

(i) changes issued shares of Serial Preferred Shares of one or more but not all series then outstanding into a lesser number of shares of the Corporation of the same series or into the same or a different number of shares of the Corporation of any other class or series; or

(ii) changes the express terms of any series of the Serial Preferred Shares in any manner substantially prejudicial to the holders of one or more but not all series thereof then outstanding; or

(iii) changes the express terms of issued shares of any class ranking prior to the Serial Preferred Shares in any manner substantially prejudicial to the holders of one or more but not all series of Serial Preferred Shares then outstanding.

Whenever reference is made herein to shares “ranking prior to the Serial Preferred Shares,” such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Serial Preferred Shares; whenever reference is made to shares “on a parity with the Serial Preferred Shares,” such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof (i) neither as to the payment of dividends nor as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Serial Preferred Shares and (ii) either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation rank on an equality (except as to the amounts fixed therefor) with the rights of the holders of Serial Preferred Shares; and whenever reference is made to shares “ranking junior to the Serial Preferred Shares,” such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof both as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are junior and subordinate to the rights of the holders of the Serial Preferred Shares.

Series A Participating Serial Preferred Shares

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Participating Serial Preferred Shares” (the “Series A Preferred Shares”) and the number of shares constituting the Series A Preferred Shares shall be one hundred twelve thousand (112,000). Such number of shares may be increased or decreased by resolution of the Board prior to issuance; provided, that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Shares.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Serial Preferred Shares (or any similar shares) ranking prior and superior to the Series A Preferred Shares with respect to dividends, the holders of Series A Preferred Shares, in preference to the holders of Common Shares, without par value, of the Corporation and Class B Common Shares, without par value, of the Corporation (collectively, the “Common Shares”), and of any other junior shares, shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available for the payment of dividends, quarterly dividends payable in cash on the last day of each fiscal quarter of the Corporation in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Preferred Share or fraction of a Series A Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares, without par value, of the Corporation since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Preferred Share or fraction of a Series A Preferred Share. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision, combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Shares payable in Series A Preferred Shares, or effect a subdivision, combination or consolidation of the outstanding Series A Preferred Shares (by reclassification or otherwise than by payment of a dividend in Series A Preferred Shares) into a greater or lesser number of Series A Preferred Shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (b) of the first sentence of this Section 2(A) shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Series A Preferred Shares that were outstanding immediately prior to such event and the denominator of which is the number of Series A Preferred Shares outstanding immediately after such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares) and the Corporation shall pay such dividend or distribution on the Series A Preferred Shares before the dividend or distribution declared on the Common Shares is paid or set apart; provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of Series A Preferred Shares shall have the following voting rights:

(A) Each Series A Preferred Share shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the shareholders of the Corporation. Fractional Series A Preferred Shares shall not entitle the holder thereof to any vote on any matter submitted to a vote of the shareholders of the Corporation.

(B) Except as otherwise provided herein, in the Second Amended and Restated Articles of Incorporation, as amended, or Code of Regulations, as amended, the holders of Series A Preferred Shares and the holders of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C) (i) If at any time dividends on any Series A Preferred Shares shall be in arrears in an amount equal to six quarterly dividends thereon, the holders of the Series A Preferred Shares, voting as a separate series from all other series of Serial Preferred Shares and classes of capital stock, shall be entitled to elect two members of the Board in addition to any Directors elected by any other series, class or classes of securities and the authorized number of Directors will automatically be increased by two. Promptly thereafter, the Board of the Corporation shall, as soon as may be practicable, call a special meeting of holders of Series A Preferred Shares for the purpose of electing such members of the Board. Such special meeting shall in any event be held within 45 days of the occurrence of such arrearage.

(ii) During any period when the holders of Series A Preferred Shares, voting as a separate series, shall be entitled and shall have exercised their right to elect two Directors, then, and during such time as such right continues, (a) the then authorized number of Directors shall be increased by two, and the holders of Series A Preferred Shares, voting as a separate series, shall be entitled to elect the additional Directors so provided for, and (b) each such additional Director shall not be a member of any existing class of the Board, but shall serve until the next annual meeting of shareholders for the election of Directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(C).

(iii) A Director elected pursuant to the terms hereof may be removed with or without cause by the holders, and only by the holders, of Series A Preferred Shares entitled to vote in an election of such Director.

(iv) If, during any interval between annual meetings of shareholders for the election of Directors and while the holders of Series A Preferred Shares shall be entitled to elect two Directors, there is no such Director in office by reason of resignation, death or removal, then, promptly thereafter, the Board shall call a special meeting of the holders of Series A Preferred Shares for the purpose of filling such vacancy and such vacancy shall be filled at such special meeting. Such special meeting shall in any event be held within 45 days of the occurrence of such vacancy.

(v) At such time as the arrearage is fully cured, and all dividends accumulated and unpaid on any Series A Preferred Shares outstanding are paid, and, in addition thereto, at least one regular dividend has been paid subsequent to curing such arrearage, the term of office of any Director elected pursuant to this Section 3(C), or his successor, shall automatically terminate, and the authorized number of Directors shall automatically decrease by two, the rights of the holders of Series A Preferred Shares to vote as provided in this Section 3(C) shall cease, subject to renewal from time to time upon the same terms and conditions, and the holders of Series A Preferred Shares shall have only the limited voting rights elsewhere herein set forth.

(D) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

(ii) declare or pay dividends, or make any other distributions, on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such junior shares in exchange for any shares of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

(iv) redeem or purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Serial Preferred Shares and may be reissued as part of a new series of Serial Preferred Shares subject to the conditions and restrictions on issuance set forth herein, in the Second Amended and Restated Articles of Incorporation, as amended, or in any other Certificate of Amendment creating a series of Serial Preferred Shares or any similar shares or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series A Preferred Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Shares, or (2) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(B) Neither the consolidation, merger or other business combination of the Corporation with or into any other corporation nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

(C) In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision, combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under the proviso in clause (1) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Shares payable in Series A Preferred Shares, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Shares (by reclassification or otherwise than by payment of a dividend in Series A Preferred Shares) into a greater or lesser number of Series A Preferred Shares, then in each such case the aggregate amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under the proviso in clause (1) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Series A Preferred Shares that were outstanding immediately prior to such event and the denominator of which is the number of Series A Preferred Shares outstanding immediately after such event.

Section 7. Consolidation, Merger, etc. Notwithstanding anything to the contrary contained herein, in case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each Series A Preferred Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision, combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Shares payable in Series A Preferred Shares, or effect a subdivision, combination or consolidation of the outstanding Series A Preferred Shares (by reclassification or otherwise than by payment of a dividend in Series A Preferred Shares) into a greater or lesser number of Series A Preferred Shares, then in each such case the amount set forth in the first sentence of this Section 7 with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Series A Preferred Shares that were outstanding immediately prior to such event and the denominator of which is the number of Series A Preferred Shares outstanding immediately after such event.

Section 8. No Redemption. The Series A Preferred Shares shall not be redeemable.

Section 9. Rank. The Series A Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Serial Preferred Shares issued either before or after the issuance of the Series A Preferred Shares, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. At such time as any Series A Preferred Shares are outstanding, the Second Amended and Restated Articles of Incorporation of the Corporation, as amended, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting together as a single class.

Section 11. Fractional Shares. Series A Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Shares.

SUBDIVISION B

Provisions Applicable to Common Shares and Class B Common Shares

In this Subdivision B of Article IV, any reference to a section or paragraph, without further attribution, within a provision relating to a particular class of shares is intended to refer solely to the specified section or paragraph of the other provisions relating to the same class of shares.

The Common Shares and Class B Common Shares shall be subject to the express terms of the Serial Preferred Shares and of any series thereof and shall have the following voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof:

1. Dividends.

1.1 Whenever the full dividends upon any outstanding Serial Preferred Shares for all past dividend periods shall have been paid and the full dividends thereon for the then current respective dividend periods shall have been paid, or declared and a sum sufficient for the respective payments thereof set apart, the holders of the Common Shares and Class B Common Shares shall be entitled to receive such dividends and distributions, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided that no cash dividend shall be declared and paid on the Class B Common Shares unless, simultaneously therewith, a cash dividend per share of at least one hundred and ten percent (110%) of the amount per share of the dividend on the Class B Common Shares is declared and paid on the Common Shares. Notwithstanding the foregoing, in the event that any dividend shall be declared in Common Shares or Class B Common Shares, such dividend shall be declared at the same rate per share on Common Shares and Class B Common Shares, but the dividend payable on Common Shares shall be payable in Common Shares and the dividend payable on Class B Common Shares shall be payable in Class B Common Shares. If the Corporation shall in any manner split, subdivide or combine the outstanding Common Shares or Class B Common Shares, the outstanding shares of the other such class of shares shall be split, subdivided or combined in the same manner proportionately and on the same basis per share.

2. Issuance of the Class B Common Shares.

2.1 The Board of Directors may authorize by resolution the manner in which Class B Common Shares shall initially be issued (the “Initial Issuance”) and may set such terms and conditions (including the determination of the record date for the Initial Issuance and the “Initial Issuance Date” for all purposes hereunder) as it deems appropriate or advisable with respect thereto, without any vote or other action by the shareholders, except as otherwise required by law.

2.2 Following the Initial Issuance, the Board of Directors may only issue Class B Common Shares in the form of a distribution or distributions pursuant to a stock dividend on or split-up of the Class B Common Shares and only to the then holders of the outstanding Class B

Common Shares in conjunction with and in the same ratio as a stock dividend on or split-up of the Common Shares.

3. Rights on Liquidation.

In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after the payment or setting apart for payment to the holders of any outstanding Serial Preferred Shares of the full preferential amounts to which such holders are entitled as herein provided or referred to, all of the remaining assets of the Corporation shall belong to and be distributable in equal amounts per share to the holders of the Common Shares and the holders of Class B Common Shares, as if such classes constituted a single class. For purposes of this paragraph 3, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all its assets shall not constitute or be deemed a liquidation, dissolution or winding up of the Corporation.

4. Conversion of Class B Common Shares.

4.1 The holders of Class B Common Shares shall have the right, at their option, to convert any or all such shares into Common Shares of the Corporation on the following terms and conditions:

(i) Each Class B Common Share shall be convertible, at any time, at the office of any transfer agent for the Common Shares of the Corporation, and at such other place or places, if any, as the Board of Directors may determine, into one fully paid and nonassessable Common Share of the Corporation upon surrender at such office or other place of the certificate or certificates representing any certificated Class B Common Shares so to be converted or, in the case of non-certificated shares, upon written request in form and substance acceptable to the Corporation or any transfer agent for the shares, accompanied by such assurances as the Corporation or such transfer agent may require. In no event, upon conversion of any Class B Common Shares into Common Shares, shall any allowance or adjustment be made in respect of dividends on the Class B Common Shares or the Common Shares.

(ii) Class B Common Shares shall be deemed to have been converted and the person converting the same shall become a holder of Common Shares for the purpose of receiving dividends and for all other purposes whatsoever as of the date when the Class B Common Shares to be converted are surrendered to the Corporation as provided in paragraph 4.1(v).

(iii) A number of Common Shares sufficient to provide, upon the basis hereinbefore set forth, for the conversion of all Class B Common Shares outstanding shall at all times be reserved by the Corporation for the exercise of the conversion rights of the holders of Class B Common Shares.

(iv) If the Corporation shall, at any time, be consolidated or merged with, or shall sell its property as an entirety or substantially as an entirety to, any other corporation or corporations, or in the event of any recapitalization or reclassification of its shares, proper provisions shall be made as a part of the terms of each such consolidation, merger, sale, recapitalization or reclassification so that the holder of any of the Class B Common Shares outstanding immediately prior to such consolidation, merger, sale, recapitalization or reclassification shall thereafter be entitled to and only entitled to conversion rights upon the terms and with respect to such securities of the consolidated, merged or purchasing corporation, or with respect to such securities issued upon such recapitalization or reclassification, as such holder would have been entitled to receive upon such consolidation, merger, sale, recapitalization or reclassification if such holder had exercised the conversion privilege immediately prior thereto. The provisions of this paragraph 4.1(iv) shall similarly apply to successive consolidations, mergers, sales, recapitalizations or reclassifications.

(v) Before any holder of Class B Common Shares shall be entitled to convert the same into Common Shares, he shall give written notice to the Corporation at the office of a transfer agent for the Common Shares, or at such other place or places, if any, as the Board of Directors may determine, that he elects so to convert Class B Common Shares in form and substance acceptable to the Corporation or such transfer agent, accompanied by a duly endorsed stock power and/or such other assurances as the Corporation or such transfer agent may require, including, if appropriate, endorsed certificate(s) (for certificated shares) and duly executed instruments of transfer. Unless the Common Shares are to be issued in the name of the registered owner of the Class B Common Shares so converted, the holder shall state in writing the name or names in which he wishes the Common Shares to be issued, and shall furnish all requisite stock transfer and stock issuance tax stamps, or funds therefor. The Corporation shall as soon as practicable after such deposit of Class B Common Shares, accompanied by the written notice above prescribed, issue and deliver, at the office or place at which such Class B Common Shares were deposited, to the person for whose account Class B Common Shares were so surrendered, or to his assignee or assignees, the number of full Common Shares to which he shall be entitled as aforesaid.

4.2 All outstanding Class B Common Shares shall automatically, without any act or deed on the part of the Corporation or any other person, be converted into Common Shares on a share-for-share basis (i) if at any time the Board of Directors, in its sole discretion, determines that there has been a material adverse change in the liquidity, marketability or market value of the outstanding Common Shares due to an actual or threatened delisting of the Common Shares from a national securities exchange or a national over-the-counter listing or due to requirements under applicable state securities laws in any such case attributable to the existence of the Class B Common Shares; or (ii) if the Board of Directors, in its sole discretion, elects to effect a conversion in connection with its approval of any sale or lease of all or substantially all of the Corporation’s assets or any merger, consolidation, liquidation or dissolution of the Corporation. In the event of any such automatic conversion, each certificated and non-certificated Class B Common Share will thereafter represent a Common Share.

4.3 The provisions of this paragraph 4 shall be in addition to the provisions of paragraphs 6.1(i)(A)(4), 6.1(ii) and 6.1(iv), which require automatic conversion of Class B Common Shares in the circumstances provided therein.

4.4 The Class B Common Shares converted into Common Shares as provided in paragraph 4 or paragraph 6 shall resume the status of authorized but unissued Class B Common Shares. Upon the automatic conversion of Class B Common Shares into Common Shares pursuant to paragraph 4.2, the Class B Common Shares shall no longer be authorized for issuance.

5. Voting.

5.1 Each Common Share shall entitle the holder thereof to one vote.

5.2 Each Class B Common Share shall entitle the holder thereof to ten votes. Except as otherwise provided herein or required by law, holders of Common Shares, Class B Common Shares and Serial Preferred Shares shall at all times vote on all matters (including the election of directors) together as one class and together with the holders of any other series or class of shares of the Corporation accorded such class voting right.

5.3 The affirmative vote of the holders of a majority of the outstanding Common Shares and of Class B Common Shares, each voting separately as a class, shall be required to:

(i) authorize additional Class B Common Shares;

(ii) modify or eliminate paragraph 2 above; or

(iii) adopt any other amendment hereof that alters or changes the designations or powers or the preferences, qualifications, limitations, restrictions or the relative or special rights of either the Common Shares or the Class B Common Shares so as to affect holders of shares of such class adversely; provided, that an increase in the number of authorized Common Shares shall not be deemed to affect the holders of Common Shares adversely for purposes of this paragraph 5.3(iii).

6. Limitations on Transfer and Issuance of Class B Common Shares.

6.1 (i) Subject to the provisions of paragraph 6.5, no person holding any Class B Common Share may transfer, and the Corporation shall not register the transfer of, such Class B Common Share or any interest therein, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a “Permitted Transferee” of such person. The term “Permitted Transferee” shall mean only,

(A) In the case of a holder of Class B Common Shares (a “Holder”) who is a natural person and the holder of record and beneficial owner of shares subject to a proposed transfer, “Permitted Transferee” means:

(1) The Holder, the spouse of such Holder, any lineal descendant of a grandparent of such Holder, or any spouse of such lineal descendant (herein collectively referred to as “such Holder’s Family Members”);

(2) The trustee of a trust solely for the benefit of such Holder or such Holder’s Family Members, provided that such trust may also grant a general or special power of appointment to one or more of such Holder’s Family Members and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estates of one or more of such Holder’s Family Members payable by reason of the death of any of such Family Members;

(3) The trustee of a trust which is not solely for the benefit of such Holder or such Holder’s Family Members so long as such Holder and/or one or more of such Holder’s Permitted Transferees (determined under this paragraph 6.1(i)(A)) possess the power to vote or direct the vote of the Class B Common Shares held by such trustee;

(4) A corporation if all of the outstanding capital stock of such corporation is beneficially owned by, or a partnership if all of the partners are and all of the partnership interests are beneficially owned by, the Holder and his Permitted Transferees determined under this paragraph 6.1(1)(A) provided that if by reason of any change in the ownership of such stock or partners or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee of such Holder or his Permitted Transferees, all Class B Common Shares then held by such corporation or partnership shall immediately and automatically, without further act or deed on the part of the Corporation or any other person, be converted into Common Shares on a share-for-share basis, and certificated and non-certificated Class B Common Shares shall thereupon and thereafter be deemed to represent the like number of Common Shares;

(5) An organization established by the Holder or such Holder’s Family Members, contributions to which are deductible for federal income, estate or gift tax purposes; or

(6) The executor, administrator or personal representative of the estate of such Holder or the guardian or conservator of such Holder adjudged disabled by a court of competent jurisdiction, acting in his capacity as such.

(B) In the case of a Holder holding the shares subject to a proposed transfer as trustee pursuant to a trust (other than a trust described in paragraph 6.1(i)(C) below or a trust for an employee benefit or employee stock ownership plan), “Permitted Transferee” means (1) the person who established such trust and (2) any Permitted Transferee of any such person determined pursuant to paragraph 6.1(i)(A) above.

(C) In the case of a Holder holding shares subject to a proposed transfer as trustee pursuant to a trust which was irrevocable on the Initial Issuance Date, “Permitted Transferee” means (1) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise (excluding beneficiaries of any employee benefit plan) and (2) any Permitted Transferee of any such person determined pursuant to paragraph 6.1(i)(A) above.

(D) In the case of a Holder which is a partnership holding shares subject to a proposed transfer, “Permitted Transferee” means (i) any partner owning more than ten percent (10%) of the equity of such partnership as of the Initial Issuance Date and (ii) any Permitted Transferee of such partner.

(E) In the case of a Holder which is a corporation (other than an organization described in subsection 6.1(i)(A)(5) above) holding shares subject to a proposed transfer, “Permitted Transferee” means (1) any stockholder owning more than ten percent (10%) of the equity of such corporation as of the Initial Issuance Date, (2) any Permitted Transferee of such stockholder, (3) the survivor of a merger or consolidation of such corporation or (4) any person who transferred to such corporation the Class B Common Shares that are the subject of the proposed transfer.

(F) In the case of a Holder which is an employee benefit or employee stock ownership plan or a trustee therefor, “Permitted Transferee” shall include any beneficiary of such plan (or the Permitted Transferee of such beneficiary) but only as to shares distributable to such beneficiary pursuant to the plan.

(G) In the case of a Holder who is the executor, administrator or personal representative of the estate of a deceased Holder, guardian or conservator of the estate of a disabled Holder or who is a trustee of the estate of a bankrupt or insolvent Holder, “Permitted Transferee” means a Permitted Transferee of such deceased, disabled, bankrupt or insolvent Holder as determined pursuant to this paragraph 6.1(i).

(ii) Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Shares may pledge his Class B Common Shares to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Permitted Transferee. In the event of foreclosure or other similar action by the pledgee, such pledged Class B Common Shares shall automatically, without any act or deed on the part of the Corporation or any other person, be converted into Common Shares on a share-for-share basis, unless within five business days after such foreclosure or similar event such pledged shares are returned to the pledgor or transferred to a Permitted Transferee of the pledgor.

(iii) For purposes of this paragraph 6.1:

(A) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

(B) Each joint owner of Class B Common Shares shall be considered a Holder of such shares.

(C) A minor for whom Class B Common Shares are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Holder of such shares.

(D) Unless otherwise specified, the term “person” means both natural persons and legal entities.

(E) The giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934 (or any successor provision thereof) and the rules and regulations promulgated thereunder shall not be deemed to constitute the transfer of an interest in the Class B Common Shares which are the subject of such proxy.

(iv) Any purported transfer of Class B Common Shares other than to a Permitted Transferee shall automatically, without any further act or deed on the part of the Corporation or any other person, result in the conversion of such shares into Common Shares on a share-for-share basis, effective on the date of such purported transfer. The Corporation may, as a condition to transfer or registration of transfer of Class B Common Shares to a purported Permitted Transferee, require that the record holder establish to the satisfaction of the Corporation, by filing with the transfer agent an appropriate affidavit or certificate or such other proof as the Corporation shall deem necessary, that such transferee is a Permitted Transferee.

6.2 Anything in this Article IV to the contrary notwithstanding but subject to the provisions of paragraph 6.5, no Class B Common Share may be held of record but not beneficially by a broker or dealer in securities, a bank or voting trustee or a nominee of any such, or otherwise held of record but not beneficially by a nominee of the beneficial owner of such share other than (i) by an employee benefit or employee stock ownership plan or a trustee therefor or (ii) by a trustee of a trust which would be a Permitted Transferee pursuant to paragraph 6.1(i)(A)(2) or 6.1(i)(A)(3) (any such form of prohibited holding being referred to herein as holding in “street” or nominee name); provided, however, that if any person establishes to the satisfaction of the Corporation in accordance with this paragraph 6.2 that he is the beneficial owner of any such Class B Common Shares, the Corporation shall issue such share in the name of such beneficial owner. Any such beneficial owner who desires to have Class B Common Shares issued in his name in the circumstances described in this paragraph 6.2 shall file an affidavit or certificate with the Secretary of the Corporation setting forth the name and address of such beneficial owner and certifying that he is the beneficial owner of the Class B Common Shares in question.

6.3 The Corporation shall note on certificates representing the Class B Common Shares and on written notices relating to non-certificated Class B Common Shares that there are restrictions on transfer and registration of transfer to the extent imposed by paragraph 6.1.

6.4 (i) For purposes of this paragraph 6, “beneficial ownership” shall mean possession of the power to vote or to direct the vote or to dispose of or to direct the disposition of the Class B Common Share in question, and a “beneficial owner” of a Class B Common Share shall be the person having beneficial ownership thereof.

(ii) The Board of Directors may, from time to time, establish practices and procedures and promulgate rules and regulations, in addition to those set forth in this Article IV, and amend or revoke any such, regarding the evidence necessary to establish entitlement of any transferee or purported transferee of Class B Common Shares to be registered as a Permitted Transferee. Should the transferee or purported transferee of any share wish to contest any decision of the Corporation on the question whether the transferee or purported transferee has established entitlement to be registered as a Permitted Transferee of Class B Common Shares, then the Board of Directors shall in its sole discretion make the final determination.

6.5 The restrictions on transfer set forth in paragraph 6.1 and the remaining provisions of paragraph 6 (other than this paragraph 6.5) shall automatically, without any act or deed on the part of the Corporation or any other person, be cancelled (as to all but not less than all Class B Common Shares then outstanding or thereafter issued) and of no further force and effect if at any time the Board of Directors, in its sole discretion, determines that the restrictions on transfer set forth in paragraph 6.1 have a material adverse effect on the liquidity, marketability or market value of the outstanding Common Shares. Such cancellation shall be effective as of the date of such determination by the Board of Directors or as of such later date as the Board may determine. Written notice of such determination and rescission shall be given to all holders of Class B Common Shares as of such date as shown on the records of the Company or its transfer agent. No such determination by the Board of Directors shall affect the validity of any act or the effect of any provision of this Article IV which occurred prior to the effective date of such cancellation. In the event that a holder of Class B Common Shares transfers such shares after the effective date of such cancellation to a non-Permitted Transferee, such transfer shall presumptively be deemed to be an election by such holder to convert such Class B Common Shares into Common Shares immediately prior to the effectiveness of such transfer unless the transferring holder or his agent shall give written notice to the Company or its transfer agent at the time of delivery of the Class B Common Shares to be transferred that the holder and the transferee of such Class B Common Shares intend to transfer the Class B Common Shares and that no such conversion is intended.

7. Other Matters.

7.1 In case the Corporation shall at any time issue to the holders of its Common Shares as such options or rights to subscribe for Common Shares (including shares held in the Corporation’s treasury) or any other security (whether of the Corporation or otherwise), the Corporation shall issue such options or rights to the holders of the Class B Common Shares in the respective amounts equal to the amounts that such holders would have been entitled to receive had their respective Class B Common Shares been converted into Common Shares on the day prior to the date for the determination of the holders of Common Shares entitled to receive such options or rights.

SUBDIVISION C

Cumulative Voting

Notwithstanding the respective voting rights of the holders of the Common Shares, Class B Common Shares and Serial Preferred Shares, no holder of shares of any class shall have the right to vote cumulatively in the election of Directors.

ARTICLE V

The Corporation may purchase, from time to time, and to the extent permitted by the laws of Ohio, shares of any class of stock issued by it. Such purchases may be made either in the open market or at private or public sale, in such manner and amount, from such holder or holders and at such prices as the Board of Directors of the Corporation shall from time to time determine, and the Board of Directors is hereby empowered to authorize such purchases from time to time without any vote of the holders of any class of shares now or hereafter authorized and outstanding at the time of any such purchase.

ARTICLE VI

Notwithstanding any provisions of the laws of the State of Ohio now or hereafter in force requiring, for any purpose, the vote of the holders of shares entitling them to exercise two-thirds or any other proportion (but less than all) of the voting power of the Corporation or of any class or classes of shares thereof, such action (unless otherwise expressly prohibited by statute) may be taken by a vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

ARTICLE VII

The preemptive right to purchase additional shares or any other securities of the Corporation is hereby expressly denied to holders of shares of all classes.

ARTICLE VIII

These Second Amended and Restated Articles of Incorporation shall supersede the existing Amended and Restated Articles of Incorporation of the Corporation.